Exhibit 99.1

FOR IMMEDIATE RELEASE	February 24, 2010
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 10
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS 2009 EARNINGS, ISSUES EARNINGS GUIDANCE FOR 2010
•	UniSource Energy’s net income for 2009 was $104.3 million, or $2.69 per diluted share of common stock, compared with net income of $14.0 million, or $0.39 per diluted share in 2008.
•	Earnings include a $6 million pre-tax gain on the sale of an interest in one of UniSource Energy’s unregulated energy investments offset by reserves of $5.6 million, related primarily to wholesale sales to the California Power Exchange in 2000 and 2001.
•	Improvement in 2009 earnings is due primarily to higher retail revenues, lower fuel and purchased power expenses and regulatory and accounting adjustments in 2008 that did not recur in 2009.

•	Strong operating cash flows of $347.3 million compared with $277.0 million in 2008.

•	UniSource Energy estimates 2010 diluted earnings per share of between $2.75 and $3.00.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported 2009 net income of $104.3 million, or $2.69 per diluted share of common stock, compared with $14.0 million, or $0.39 per diluted share in 2008.
For the three months that ended December 31, 2009, UniSource Energy reported net income of $10.4 million, or $0.28 per diluted share of common stock, compared with $22.9 million, or $0.60 per diluted share of common stock, in the fourth quarter of 2008. Earnings in the fourth quarter of 2008 benefited from gains resulting from reinstatement of regulatory accounting at UniSource Energy’s principal subsidiary, Tucson Electric Power (TEP).
UniSource Energy’s financial results primarily reflect those of TEP, which reported net income of $89.2 million in 2009, compared with $4.4 million in 2008. In 2008, TEP’s full-year earnings were adversely impacted by amortization of a regulatory asset and revenue deferrals that did not recur in 2009. In addition, during 2008 TEP was exposed to the power markets when average wholesale power costs were twice as high as 2009 levels.
Although the weak economy led to lower energy sales in 2009, TEP’s electric retail sales revenues increased due to higher base rates. Despite the economic slowdown, TEP’s customer base also expanded by 0.6 percent in 2009.
“While the weak economy continued to put downward pressure on our sales volumes throughout the year, we responded by tightly controlling our costs without compromising safety or reliability,” said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “The success of our efforts is evidenced by our operating and maintenance costs for 2009, which were 3 percent below the level anticipated at the beginning of the year.”
UniSource Energy’s 2009 operating and maintenance expense (O&M), excluding costs directly offset by customer surcharges and third-party reimbursements, increased by $12 million compared with

2008. Excluding pension expense, which is primarily a function of stock market performance and interest rates, O&M increased $2.8 million over the previous year due primarily to higher generating plant maintenance costs.
UniSource Energy posted strong operating cash flows in 2009 of $347.3 million, a level more than adequate to cover the company’s capital expenditures of $287.1 million.
Outlook
“UniSource Energy’s 2009 financial performance and our outlook for earnings stability and continued strong operating performance allowed us to increase the dividend.” said Bonavia. On February 12, 2010, UniSource Energy’s board of directors increased the quarterly dividend to 39 cents per share from 29 cents per share. Bonavia continued, “Looking forward to 2010, we estimate diluted earnings per share of between $2.75 and $3.00.”
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its 2009 performance, and factors that could impact the Company’s earnings outlook for 2010 and 2011. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com
Seasonality of Earnings
The net income and results of operations of UniSource Energy’s utility businesses are seasonal in nature. TEP and UNS Electric are summer-peaking utilities and historically have recorded a majority of their net income during the second and third quarters, when hot weather drives increases in energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas records the majority of its net income during the first and fourth quarters.
Tucson Electric Power
TEP reported net income of $8.0 million in the fourth quarter of 2009, compared with $19.7 million in the same period of 2008. For the twelve months ended December 31, 2009, TEP reported net income of $89.2 million, compared with net income of $4.4 million in 2008.
Retail kWh Sales
•	In the fourth quarter of 2009, TEP’s total retail kWh sales were 2.7 percent below those from the same period last year. Residential sales were up 0.2 percent; commercial sales were down 4.5 percent, industrial sales were down 5.7 percent and sales to mining customers were down 3.0 percent compared with the fourth quarter of 2008.

•	For the twelve months ended December 31, 2009, TEP’s total retail kWh sales were 1.4 percent below 2008 levels. When adjusted for average weather, TEP estimates its retail sales were down 2.4 percent. Cooling degree days in 2009 were 20 percent above 2008 levels and 9 percent higher than the 10-year average. Residential sales were up 1.4 percent, commercial sales were down 2.3 percent, industrial sales were down 4.5 percent and sales to mining customers were down 2.8 percent compared with 2008.
Retail Revenues
•	Retail electric revenues increased $39.8 million or 5 percent, in 2009, due to higher base rates combined with a new rate structure that incorporates higher charges for higher levels of energy use. The $39.8 million increase does not include a $20.3 million increase in customer surcharges used to fund renewable energy and energy efficiency programs in 2009 and $58.1 million of non-cash revenue deferrals in 2008.
Wholesale Revenues
•	Long-term wholesale revenues fell $9.3 million, or 16 percent, in 2009 due primarily to lower sales volumes. TEP’s margin on long-term wholesale sales for 2009 was $24.0 million. In the fourth quarter of 2009, TEP recorded a $4.2 million provision for possible wholesale refunds related to transactions in 2000 and 2001 with the California Power Exchange that are under dispute. Revenues from short-term wholesale sales offset the costs included in TEP’s Purchased Power and Fuel Adjustor Clause (PPFAC).
PPFAC
•	TEP’s PPFAC which took effect in January 2009 and allows the company to pass through its actual fuel, purchased power and transmission costs net of short-term wholesale revenues and other offsets to its retail customers. For comparative purposes, those PPFAC related costs decreased by $30.5 million in 2009 compared with 2008. The decrease was due primarily to lower wholesale market prices for energy and natural gas.
Other
•	O&M expense, excluding costs directly offset by customer surcharges for renewable energy and energy efficiency programs and third party reimbursements, increased by $10.8 million. Cost containment measures helped offset a $14.4 million increase in pension and generating plant maintenance expenses.

•	Depreciation and amortization increased $26.9 million due primarily to plant additions, new depreciation rates for generating assets , amortization of regulatory assets resulting from the 2008 TEP rate order and a $4 million adjustment related to a change in accounting for TEP’s investment in Springerville Unit 1 lease equity.

•	In 2008, TEP recorded $24 million of amortization related to the Transition Recovery Asset that did not recur in 2009.

•	Interest expense decreased $11 million in 2009 due primarily to lower interest rates on variable rate debt, lower balances of capital lease obligations and a $2 million adjustment related to a change in accounting for TEP’s investment in Springerville Unit 1 lease equity.
UNS Gas
UNS Gas reported net income of $7.4 million in 2009, compared with $8.5 million in 2008. The decrease in net income is primarily attributed to a 4 percent reduction in therm sales resulting from the weak economy and mild winter weather.
In November 2008, UNS Gas filed a general rate case with the Arizona Corporation Commission (ACC) requesting an average base rate increase of 6 percent, or approximately $9.5 million, to cover increases in capital and operating costs. The ACC staff recommended a rate increase that would result in additional revenue of $3.4 million. A hearing before an administrative law judge (ALJ) concluded in August 2009, and the company expects the ACC to issue a final order by the end of the first quarter of 2010.
UNS Electric
UNS Electric reported net income of $5.9 million in 2009, compared with $3.8 million in 2008. The increase is due primarily to the operations of a new copper mine in UNS Electric’s service area which led to a 7 percent increase in retail kWh sales. Excluding mining sales, UNS Electric’s retail kWh sales decreased by 0.8 percent compared with 2008 levels due to weak economic conditions.
In April 2009, UNS Electric filed a general rate case with the ACC requesting an average base rate increase of $13.5 million, or 7.4 percent, to cover its operating and capital costs. The ACC staff recommended a rate increase that would result in additional revenue of approximately $8 million. A hearing before an ALJ was completed in mid-February, and we expect the ACC to issue a final order in the second half of 2010.
Millennium
In June 2009, Millennium Energy Holdings (Millennium) recorded a pre-tax gain of $6 million from the sale of its equity interest in Carboelectrica Sabinas, S. de R.L. de C.V. (Sabinas), a Mexican coal supplier and owner of coal and associated gas reserves. The interest in Sabinas represented Millennium’s largest unregulated energy investment. Millennium received $5 million in cash and a $15 million three-year secured note bearing interest at 6 percent for the sale of its interest in Sabinas. At December 31, 2009, Millennium’s cash, investments and note receivable totaled approximately $32 million.

Net Income and Earnings Per Share Summary

	4th Quarter		YTD Dec. 31
	2009	2008	2009	2008
Net Income	-Millions-		-Millions-
Tucson Electric Power	$8.0	$19.7	$89.2	$4.4
UNS Gas	3.8	3.2	7.4	8.5
UNS Electric	0.0	0.1	5.9	3.8
Other (1)	(1.4)	(0.1)	1.8	(2.7)

Net Income	$10.4	$22.9	$104.3	$14.0

Avg. Basic Shares Outstanding (millions)	35.9	35.7	35.9	35.6
Avg. Diluted Shares Outstanding (millions)	40.5	40.1	40.5	40.4

	4th Quarter		YTD Dec. 31
Earnings Per UniSource Energy Share	2009	2008	2009	2008
Tucson Electric Power	$0.22	$0.55	$2.49	$0.12
UNS Gas	0.11	0.09	0.20	0.24
UNS Electric	0.00	0.00	0.17	0.11
Other (1)	(0.04)	0.00	0.05	(0.08)

Net Income per Basic Share	$0.29	$0.64	$2.91	$0.39

Net Income per Diluted Share(2)	$0.28	$0.60	$2.69	$0.39

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

(2)	For the year ended December 31, 2008, 4 million potentially dilutive shares from the conversion of convertible senior notes, and after-tax interest expense of $4 million was not included in the computation of diluted EPS because to do so would be anti-dilutive.
UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.

Conference Call and Webcast
The company will host a conference call on Thursday, February 25 at 12:00 noon EST to discuss the financial results and outlook. To participate in the call, please dial in five to 10 minutes prior to the start.
Dial-in number: (877) 582-0446
Reference code: 58320982
The conference call also can be heard live on UniSource Energy’s Web site. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (800) 642-1687
Reference code: 58320982
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.5 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power Company, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 235,000 customers in northern and southern Arizona.
For more information about UniSource Energy and its subsidiaries, visit uns.com.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2010 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2009 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	December 31,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$230,129	$218,628	$11,501	5.3
Provision for Rate Refunds — CTC Revenue	—	(13,677)	13,677	N/M

Net Electric Retail Sales	230,129	204,951	25,178	12.3
Electric Wholesale Sales	36,596	47,289	(10,693)	(22.6)
California Power Exchange (CPX) Provision for Wholesale Refunds	(4,172)	—	(4,172)	N/M
Gas Revenue	45,420	48,975	(3,555)	(7.3)
Other Revenues	22,571	17,989	4,582	25.5

Total Operating Revenues	330,544	319,204	11,340	3.6

Operating Expenses
Fuel	74,897	42,393	32,504	76.7
Purchased Energy	77,463	75,565	1,898	2.5
Transmission	2,574	2,479	95	3.8
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	(12,008)	2,099	(14,107)	N/M

Total Fuel and Purchased Energy	142,926	122,536	20,390	16.6
Other Operations and Maintenance	90,455	84,134	6,321	7.5
Depreciation and Amortization	44,137	38,493	5,644	14.7
Taxes Other Than Income Taxes	9,941	4,141	5,800	N/M

Total Operating Expenses	287,459	249,304	38,155	15.3

Operating Income	43,085	69,900	(26,815)	(38.4)

Other Income (Deductions)
Interest Income	2,542	2,287	255	11.1
Other Income	1,779	1,571	208	13.2
Other Expense	(3,252)	(3,567)	315	8.8

Total Other Income (Deductions)	1,069	291	778	N/M

Interest Expense
Long-Term Debt	14,454	16,625	(2,171)	(13.1)
Interest on Capital Leases	12,508	13,180	(672)	(5.1)
Other Interest Expense	1,057	463	594	N/M
Interest Capitalized	(522)	(1,086)	564	51.9

Total Interest Expense	27,497	29,182	(1,685)	(5.8)

Income Before Income Taxes	16,657	41,009	(24,352)	(59.4)
Income Tax Expense	6,239	18,082	(11,843)	(65.5)

Net Income	$10,418	$22,927	$(12,509)	(54.6)

Weighted-average Shares of Common Stock Outstanding (000)	35,948	35,681	267	0.7

Basic Earnings per Share	$0.29	$0.64	$(0.35)	(54.7)

Diluted Earnings per Share	$0.28	$0.60	$(0.32)	(53.3)

Dividends Declared per Share	$0.29	$0.24	$0.05	20.8

	Three Months Ended
Tucson Electric Power	December 31,		Increase / (Decrease)
Electric MWh Sales:	2009	2008	Amount	Percent
Retail Sales	2,049,142	2,106,483	(57,341)	(2.7)
Long-Term Wholesale Sales	266,582	272,912	(6,330)	(2.3)

N/M	- Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2009 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Years Ended
(in thousands of dollars, except per share amounts)	December 31,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$1,047,619	$988,612	$59,007	6.0
Provision for Rate Refunds — CTC Revenue	—	(58,092)	58,092	N/M

Net Electric Retail Sales	1,047,619	930,520	117,099	12.6
Electric Wholesale Sales	128,627	236,300	(107,673)	(45.6)
California Power Exchange (CPX) Provision for Wholesale Refunds	(4,172)	—	(4,172)	N/M
Gas Revenue	144,609	163,977	(19,368)	(11.8)
Other Revenues	77,741	66,714	11,027	16.5

Total Operating Revenues	1,394,424	1,397,511	(3,087)	(0.2)

Operating Expenses
Fuel	298,655	299,987	(1,332)	(0.4)
Purchased Energy	294,584	442,210	(147,626)	(33.4)
Transmission	10,181	19,214	(9,033)	(47.0)
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	(17,091)	(10,975)	(6,116)	(55.7)

Total Fuel and Purchased Energy	586,329	750,436	(164,107)	(21.9)
Other Operations and Maintenance	333,887	295,658	38,229	12.9
Depreciation and Amortization	176,018	147,690	28,328	19.2
Amortization of Transition Recovery Asset	—	23,945	(23,945)	N/M
Taxes Other Than Income Taxes	45,857	39,339	6,518	16.6

Total Operating Expenses	1,142,091	1,257,068	(114,977)	(9.1)

Operating Income	252,333	140,443	111,890	79.7

Other Income (Deductions)
Interest Income	12,072	11,011	1,061	9.6
Other Income	18,063	7,838	10,225	N/M
Other Expense	(5,292)	(9,286)	3,994	43.0

Total Other Income (Deductions)	24,843	9,563	15,280	N/M

Interest Expense
Long-Term Debt	58,134	70,227	(12,093)	(17.2)
Interest on Capital Leases	49,270	52,511	(3,241)	(6.2)
Other Interest Expense	3,468	1,837	1,631	88.8
Interest Capitalized	(2,302)	(5,565)	3,263	58.6

Total Interest Expense	108,570	119,010	(10,440)	(8.8)

Income Before Income Taxes	168,606	30,996	137,610	N/M
Income Tax Expense	64,348	16,975	47,373	N/M

Net Income	$104,258	$14,021	$90,237	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,858	35,632	226	0.6

Basic Earnings per Share	$2.91	$0.39	$2.52	N/M

Diluted Earnings per Share	$2.69	$0.39	$2.30	N/M

Dividends Declared per Share	$1.16	$0.96	$0.20	20.8

	Years Ended
Tucson Electric Power	December 31,		Increase / (Decrease)
Electric MWh Sales:	2009	2008	Amount	Percent
Retail Sales	9,370,743	9,502,644	(131,901)	(1.4)
Long-Term Wholesale Sales	832,847	1,096,092	(263,245)	(24.0)

N/M	— Not Meaningful

Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	December 31,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$192,326	$177,564	$14,762	8.3
Provision for Rate Refunds — CTC Revenue	—	(13,677)	13,677	N/M
Net Electric Retail Sales	192,326	163,887	28,439	17.4
Electric Wholesale Sales	42,917	50,157	(7,240)	(14.4)
California Power Exchange (CPX) Provision for Wholesale Refunds	(4,172)	—	(4,172)	N/M
Other Revenues	23,633	19,154	4,479	23.4

Total Operating Revenues	254,704	233,198	21,506	9.2

Operating Expenses
Fuel	72,902	38,419	34,483	89.8
Purchased Energy	29,836	26,829	3,007	11.2
Transmission	627	948	(321)	(33.9)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(3,826)	—	(3,826)	N/M

Total Fuel and Purchased Energy	99,539	66,196	33,343	50.4
Other Operations and Maintenance	76,696	72,683	4,013	5.5
Depreciation and Amortization	38,362	32,842	5,520	16.8
Taxes Other Than Income Taxes	8,205	2,507	5,698	N/M

Total Operating Expenses	222,802	174,228	48,574	27.9

Operating Income	31,902	58,970	(27,068)	(45.9)

Other Income (Deductions)
Interest Income	2,295	2,196	99	4.5
Other Income	1,320	732	588	80.3
Other Expense	(1,288)	(2,961)	1,673	56.5

Total Other Income (Deductions)	2,327	(33)	2,360	N/M

Interest Expense
Long-Term Debt	8,994	10,803	(1,809)	(16.7)
Interest on Capital Leases	12,505	13,176	(671)	(5.1)
Other Interest Expense	467	355	112	31.5
Interest Capitalized	(359)	(1,043)	684	65.6

Total Interest Expense	21,607	23,291	(1,684)	(7.2)

Income Before Income Taxes	12,622	35,646	(23,024)	(64.6)
Income Tax Expense	4,603	15,950	(11,347)	(71.1)

Net Income	$8,019	$19,696	$(11,677)	(59.3)

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Years ended
(in thousands of dollars)	December 31,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$867,516	$805,528	$61,988	7.7
Provision for Rate Refunds — CTC Revenue	—	(58,092)	58,092	N/M

Net Electric Retail Sales	867,516	747,436	120,080	16.1
Electric Wholesale Sales	150,679	259,855	(109,176)	(42.0)
California Power Exchange (CPX) Provision for Wholesale Refunds	(4,172)	—	(4,172)	N/M
Other Revenues	82,688	71,962	10,726	14.9

Total Operating Revenues	1,096,711	1,079,253	17,458	1.6

Operating Expenses
Fuel	281,710	289,985	(8,275)	(2.9)
Purchased Energy	142,252	238,024	(95,772)	(40.2)
Transmission	3,066	10,515	(7,449)	(70.8)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(20,724)	—	(20,724)	N/M

Total Fuel and Purchased Energy	406,304	538,524	(132,220)	(24.6)
Other Operations and Maintenance	289,765	256,584	33,181	12.9
Depreciation and Amortization	152,901	126,040	26,861	21.3
Amortization of Transition Recovery Asset	—	23,945	(23,945)	N/M
Taxes Other Than Income Taxes	37,618	31,650	5,968	18.9

Total Operating Expenses	886,588	976,743	(90,155)	(9.2)

Operating Income	210,123	102,510	107,613	N/M

Other Income (Deductions)
Interest Income	11,471	9,900	1,571	15.9
Other Income	10,991	5,708	5,283	92.6
Other Expense	(2,904)	(6,249)	3,345	53.5

Total Other Income (Deductions)	19,558	9,359	10,199	N/M

Interest Expense
Long-Term Debt	36,226	47,456	(11,230)	(23.7)
Interest on Capital Leases	49,258	52,491	(3,233)	(6.2)
Other Interest Expense	1,571	1,367	204	14.9
Interest Capitalized	(1,752)	(4,675)	2,923	62.5

Total Interest Expense	85,303	96,639	(11,336)	(11.7)

Income Before Income Taxes	144,378	15,230	129,148	N/M
Income Tax Expense	55,130	10,867	44,263	N/M

Net Income	$89,248	$4,363	$84,885	N/M

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.